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                                                                    Exhibit 99.1

AUTOMOTIVE PERFORMANCE GROUP ACQUIRES 22% OWNERSHIP OF PBT BRANDS, INC.

NEW YORK-(BUSINESS WIRE)-August 4, 1999-

Former Loctite Automotive Aftermarket Business Has Annual Revenues of $107
Million

Automotive Performance Group (OTCBB:RACG) today announced it has purchased a 22% equity ownership position in PBT Brands, Inc. (PBT), a new company which was formed to acquire the Automotive Aftermarket Business of Loctite Corporation (Permatex). Permatex manufactures, distributes and markets premium functional chemical products to the automotive maintenance and repair markets under the Permatex, Right Stuff and Fast Orange brand names. Permatex had 1998 revenues of $107.0 million. In addition, APG has purchased $3.25 million in junior redeemable preferred stock of PBT and will have the option to invest up to 22% of the equity in subsequent opportunities for PBT.

The Jordan Company LLC, a New York-based investment firm, and its affiliates will own 75% of the equity in the new company, and PBT's senior management has acquired a 3% equity position in the new enterprise. Terms of the transaction were not disclosed.

PBT has also entered in to a Purchase Agreement to acquire 100% of the stock of Advanced Chemistry and Technology, Inc. (AC Tech). AC Tech develops and manufactures sealants for the aerospace and aircraft industry. AC Tech had 1998 revenues of $4.4 million. Terms of the transaction were not disclosed.

Dean M. Willard, APG's board chairman and chief executive officer, has been named to the same positions with PBT. "We are very pleased to have completed this transaction. The Company has now achieved a major presence in the $3-billion North American market for automotive aftermarket chemicals. Permatex is an excellent trademark in the marketplace and its management team is highly respected as well," Mr. Willard said. "This acquisition is a major stride in our restructuring program of APG," Mr. Willard added.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect assumptions and involve risks and uncertainties which may affect Automotive Performance Group, Inc.'s business and prospects and cause actual results to differ materially from these forward-looking statements.